Contact:	Mary Magnani Director, Investor Relations MAJESCO ENTERTAINMENT COMPANY 732-225-8910 FOR IMMEDIATE RELEASE

MAJESCO REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

EDISON, N.J, March 13, 2006 — Majesco Entertainment Company (NASDAQ: COOL) today announced results for its first quarter ended January 31, 2006.

The Company reported first quarter net revenues of $24.1 million, compared to $30.7 million reported for the same period in 2005. Gross profit was $10.4 million or 43.2 percent of net revenues for the first quarter, compared to $11.0 million, or 35.7 percent of net revenues for the same period in 2005.

The lower net revenues are attributable to a shift in the product mix from premium console games to value and handheld games which were partially offset by an increase in international net revenue. This is the Company’s first quarter of meaningful sales under its international distribution agreement. The decrease in gross profit dollars and the increase in gross margin are reflective of the lower sales volume of video products in the current period, which generally contribute a lower margin.

The operating loss was $2.1 million for the 2005 quarter versus operating income of $2.0 million for the same period one year ago. Included in the operating loss are impairment charges of $2.4 million related toanticipated non-recoverable development costs related to the Company’s recent shift in strategy.

For the quarter, the Company reported a net loss of $2.6 million or $0.12 per share compared to a net loss of $400,000 or $0.02 per share for the first quarter of last year. The 2005 loss included a one-time charge of $1.1 million related to an incentive granted to certain holders for the exercise of warrants.

Morris Sutton, Majesco’s newly appointed Chairman and Interim Chief Executive Officer, commented, ‘‘We are pleased with our results for the quarter and the progress we are making towards implementing our new product strategy. For the first time, international contributed a meaningful portion of our overall revenues and we have successfully re-positioned the Company to focus on providing high-quality handheld and value products during this time of industry transition. Going forward, our focus will be on enhancing our software product line up for the remainder of 2006 and 2007, continuing to reduce costs, streamlining our business, and actively seeking incremental revenue opportunities related to emerging technologies and peripherals.’’

About Majesco Entertainment Company

Headquartered in Edison, NJ, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing videogames for leading portable systems such as the PSP™ (PlayStation® Portable) system, Nintendo DS™ and Game Boy® Advance. Current product line highlights include Age of Empires: The Age of Kings® for the Nintendo DS™, Guilty Gear Judgment for the PSP™ (PlayStation® Portable) system and JAWS™ Unleashed ; as well as digital entertainment products like Frogger® TV Arcade.  Majesco now offers Game Boy® Advance Video versions of the beloved DreamWorks Animation movies Shrek, Shrek 2 and Shark Tale.  More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate,"

"estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; timely development and release of our products; the ability to secure licenses to valuable entertainment properties on favorable terms; continued consumer acceptance of the gaming platforms on which our products operate and our products; competitive factors in the businesses in which we compete; fulfillment of orders preliminarily made by customers; the ability to attract and retain key personnel; adverse changes in the securities markets; and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

All trademarks are properties of their respective owners.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share amounts)

	Three Months Ended January 31,
	2006	2005
	(unaudited)
Net revenues	$24,089	$30,719
Cost of sales
Product costs	9,553	16,724
Software development costs and license fees	4,119	3,030
Total cost of sales	13,672	19,754
Gross profit	10,417	10,965
Operating expenses
Research and development	768	814
Selling and marketing	6,907	5,276
General and administrative	2,374	2,618
Depreciation and amortization	135	287
Loss on impairment	2,375	—
Total operating expenses	12,559	8,995
Operating (loss) income	(2,142)	1,970
Other non-operating expenses
Interest expense and financing costs	445	734
Unrealized loss on foreign exchange contract	—	69
(Loss) income before income taxes	(2,587)	1,167
Provision for income taxes	—	467
Net (loss) income	(2,587)	700
Warrant charge	—	1,100
Net loss attributable to common stockholders	$(2,587)	$(400)
Net loss attributable to common stockholders per share
Basic and Diluted	$(0.12)	$(0.02)
Weighted average shares outstanding
Basic and Diluted	22,257,631	16,175,243

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share amounts)

	January 31, 2006	October 31, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,940	$2,407
Due from factor	5,209	—
Inventory	7,332	8,058
Income tax receivable	551	826
Capitalized software development costs and prepaid license fees	5,588	17,278
Prepaid expenses	835	508
Total current assets	22,455	29,077
Property and equipment — net	900	862
Other assets	110	142
Total assets	$23,465	$30,081
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$18,898	$18,493
Inventory financing payable	1,953	—
Due to factor	—	6,343
Advances from customers	271	484
Total current liabilities	21,122	25,320
Stockholders' equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 22,257,631 and 22,242,476 issued and outstanding at January 31, 2006 and October 31, 2005	22	22
Additional paid in capital	92,293	92,158
Accumulated deficit	(89,975)	(87,388)
Accumulated other comprehensive loss	3	(31)
Total stockholders' equity	2,343	4,761
Total liabilities and stockholders' equity	$23,465	$30,081

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